Exhibit 10.1

AMENDMENT NO. [_]1
TO
[AMENDED AND RESTATED]2 EMPLOYMENT AGREEMENT

This Amendment No. [_]3 (this "Amendment") dated as of ____________, is made by and between Vanguard Health Systems, Inc., a Delaware corporation (the "Company"), and ____________ (the "Executive").

WHEREAS, the Company and the Executive executed a certain [Amended and Restated]4 Employment Agreement (the "Employment Agreement") dated as of [____________]5, by and between the Executive and the Company.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree that the Employment Agreement is amended as follows:

1.	Defined Terms. Except for those terms defined above, the definitions of capitalized terms used in this Amendment are as provided in the Employment Agreement.

2.
Amendment to Section 2. Section 2 of the Employment Agreement entitled "Term" is hereby amended by adding the following sentence at the end thereof: "Notwithstanding the foregoing, in the event of a Change in Control, and if the Term otherwise expires pursuant to Section 2 solely due to passage of time on or before the first anniversary of such Change in Control, the Term shall be extended to the first anniversary of such Change in Control."

3.
Amendment to Section 11(d). Section 11(d) of the Employment Agreement is hereby amended by replacing in its entirety the introductory clause ("If" through "then") with the following: "If (A) within two (2) years following a Change in Control the Company shall terminate the Executive's employment in breach of this Agreement, or (B) within two (2) years following a Change in Control the Executive shall terminate his employment for Good Reason, then".

4.
Amendment to Section 11(e). Section 11(e) of the Employment Agreement is hereby amended by replacing the introductory clause ("If" through "then") with the following: "If (A) prior to, or on or after the second (2nd) anniversary of, any Change in Control the Company shall terminate the Executive's employment in breach of this Agreement or (B) prior to, or on or after the second (2nd) anniversary of, any Change in Control the Executive shall terminate his employment for Good Reason, then".

____________________

1	Martin, Jr.: 7; Pitts: 7; Roe: 5; Perkins: 2.

2	Amended and Restated applies only to: Martin, Jr.; Pitts.

3	Martin, Jr.: 7; Pitts: 7; Roe: 5; Perkins: 2.

4	Amended and Restated applies only to: Martin, Jr.; Pitts.

5	Martin, Jr.: September 23, 2004; Pitts: September 23, 2004; Roe: November 15, 2007; Perkins: July 1, 2009.

5.
Amendment to Section 11(g). Section 11(g) of the Employment Agreement is hereby deleted in its entirety and replaced with the following: "It is the Company's intent that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and rules and regulations issued thereunder ("Section 409A"), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, the Executive shall not be considered to have terminated employment with the Company or any subsidiary or affiliate thereof for purposes of this Agreement unless the Executive would be considered to have incurred a "separation from service" from the Company or any of its subsidiaries or affiliates within the meaning of Section 409A ("Separation from Service"). Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A, and any payments described in this Agreement that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Executive's Separation from Service shall instead be paid on the first business day after the date that is six months following the Executive’s Separation from Service (or death, if earlier). This Agreement may be amended in any respect deemed by the Company to be necessary in order to preserve compliance with Section 409A. All reimbursements or in-kind benefits provided under this Agreement will be provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (a) the amount of expenses eligible for reimbursement during one calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year; (b) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the calendar year in which the expense is incurred; and (c) the right to any reimbursement will not be subject to liquidation or exchange for another benefit."

6.
The Employment Agreement is hereby amended in all other respects, if any, necessary to conform with the amendments set forth in this Amendment.  In the event any conflict or apparent conflict between any of the provisions of the Employment Agreement as amended by this Amendment, such conflicting provisions shall be reconciled and construed to give effect to the terms and intent of this Amendment.  Except as amended hereby, the Employment Agreement shall continue, unmodified, and in full force and effect.

7.	This Amendment shall be governed in accordance with the laws of the State of Tennessee.

8.	This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one document.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer and the Executive has executed this Amendment, each as of the day and year first set forth above.

VANGUARD HEALTH SYSTEMS, INC.

By:	/s/
[OFFICER]
[TITLE]

EXECUTIVE:
By:	/s/
[EXECUTIVE'S NAME]